Exhibit (10)(iii)(A)(17.3)

AMENDMENT TO

CINCINNATI BELL MANAGEMENT PENSION PLAN

The Cincinnati Bell Management Pension Plan (the “Plan”), which for a certain prior period (that ended as of May 27, 2003) was named the Broadwing Pension Plan, is hereby amended, effective as of January 1, 1997 and in order to correct inadvertent scrivener errors in the Plan, make certain provisions of the Plan consistent with each other, and clarify the method by which benefits accrued by rehired Plan participants are to be determined, in the following respects.

1. Paragraph (j) of Subsection 2.1.9 of the Plan is amended in its entirety to read as follows.

(j) Notwithstanding the provisions of paragraph (a) above, a person shall not in any event be considered a “Covered Employee” for any period that occurs on or after January 1, 1994 and prior to January 1, 1998 and during which he is or was considered a substantial service employee (within the meaning of Treas. Reg. section 1.414(r)-11(b)(2)) with respect to MATRIXX Marketing Inc. or any direct or indirect subsidiary of MATRIXX Marketing Inc.

2. Subsection 2.1.16 of the Plan is amended in its entirety to read as follows.

2.1.16 “Normal Retirement Date” means, with respect to any Participant, the date on which the Participant first attains his Normal Retirement Age.

3. Paragraph (a) of Subsection 7.1.2 of the Plan is amended in its entirety to read as follows.

(a) Such commencement date shall not occur prior to the earlier of (i) the date immediately following the date on which the Participant ceases to be an Employee or (ii) the Participant’s Required Beginning Date;

4. Paragraph (a) of Subsection 7.6.3 of the Plan is amended in its entirety to read as follows.

(a) If the payment of the Participant’s prior retirement benefit was paid in the form of a single sum payment or was paid in the form of an annuity that was suspended pursuant to the provisions of clause (a) of Subsection 7.6.2 above, then the initially determined amount shall be reduced by the sum of each payment actually made to the Participant of his prior retirement benefit before the commencement date of the Participant’s new retirement benefit, together with interest on such payment. When the commencement date of the Participant’s new retirement benefit occurs prior to October 1, 2003, such interest shall be determined (without compounding) from the original date as of which such payment was made to the date the Participant is reemployed as an Employee at the rate or rates of interest determined for purposes of section 41 l(c)(2)(C) of the Code for such initial period and from such reemployment date to the commencement date of the Participant’s new retirement benefit at the rate or rates that would have been used under Section 5.5 above for determining interest credit amounts to a Cash Balance Account of the Participant if the Participant had had a Cash Balance Account throughout such latter period. When the commencement date of the Participant’s new retirement benefit occurs on or after October 1, 2003, such interest shall be determined (without compounding) from the original date as of which such payment was made to the commencement date of the Participant’s new retirement benefit at the rate or rates that would have been used under Section 5.5 above for determining interest credit amounts to a Cash Balance Account of the Participant if the Participant had had a Cash Balance Account throughout such period.

5. Paragraph (c) of Subsection 7.6.3 of the Plan is amended in its entirety to read as follows.

(c) Notwithstanding the provisions of paragraph (a) above, no reduction shall be made in the initially determined amount by reason of the provisions of paragraph (a) if (i) the Participant had received his prior retirement benefit in the form of a single sum payment prior to both the commencement date of the Participant’s new retirement benefit and January 1, 2003, (ii) the Participant is a Covered Employee after his reemployment, and (iii) the Participant repays, before the earlier of (A) five years after the first date on which he is reemployed as a Covered Employee or (B) the date he incurs five consecutive Breaks in Service following the original date as of which the single sum payment of his prior retirement benefit was made, the full amount of such single sum payment plus interest thereon. When such repayment is made prior to October 1, 2003, such interest shall be determined (without compounding) from the original date as of which such payment was made to the date the Participant is reemployed as an Employee at the rate or rates of interest determined for purposes of section 41 l(c)(2)(C) of the Code for such initial period and from such reemployment date to the repayment date of such payment at the rate or rates that would have been used under Section 5.5 above for determining interest credit amounts to a Cash Balance Account of the Participant if the Participant had had a Cash Balance Account throughout such latter period. When such repayment is made on or after October 1, 2003, such interest shall be determined (without compounding) from the original date as of which such payment was made to the repayment date of such payment at the rate or rates that would have been used under Section 5.5 above for determining interest credit amounts to a Cash Balance Account of the Participant if the Participant had had a Cash Balance Account throughout such period.

6. Table 1 contained at the end of the Plan is amended by deleting the “2.875864” single sum payment factor for payment age 34 that is set forth in such table and substituting therefore a single sum payment factor of “2.875664.”

IN ORDER TO EFFECT THE FOREGOING CHANGES TO THE PLAN, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. and General Counsel
Date:	11-7-03

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